Revised February 26, 2025

Dodge & Cox Group Code of Ethics

Table of Contents

Part 1—Statement of Principles and Standards of Business Conduct

1.1  Compliance with Applicable Law

1.2  Anti-Money Laundering Policy

1.3  Involvement in Criminal Matters or Investment-Related Civil Proceedings

1.4  Reporting Violations and Consequences of Non-Compliance

1.5  Waivers/Exceptions

Part 2—Applicability

Part 3—Personal Trading Policy

3.1  Who and What Is Covered by the Personal Trading Policy and How Does It Work?

3.2  Prohibited Transactions and Restrictions on Personal Trading

3.3  Required Certifications and Disclosures

3.4  Prior Approval (“Pre-Clearance”) of Securities Transactions

Part 4—Gifts and Business Entertainment

4.1  General

4.2  Gifts

4.3  Business Entertainment

Part 5—Conflicts of Interest

5.1  Conflicts Among Client Interests

5.2  Personal Investments

5.3  Service on a Board of Directors and Other Outside Activities

5.4  Other Potential Conflicts

Part 6—Continuing Responsibilities and Compliance Education Program

6.1  Ongoing Roles and Responsibilities

6.2  Compliance Education Requirements

Annexes

Annex A—Defined Terms

Annex B—Code Compliance Officers and Pre-Clearance Officers

Annex C—Summary of Rules for Personal Trading

Dodge & Cox employees and contractors are expected to maintain high ethical standards. This Code of Ethics (the “Code”) is intended to help employees and contractors observe exemplary standards of honesty, integrity, and fairness that are consistently applied across the firm and its dealings with clients. The Code does not, nor is it intended to, address every law, rule, or policy. The Code also does not serve as a substitute for using common sense, good judgment, and obtaining additional guidance when needed. If you have questions about the Code, you should consult with a member of the Dodge & Cox Legal or Compliance Departments.

The Code sets out standards for personal conduct, including personal investing, gifts and entertainment, and conflicts of interest, and should be read in conjunction with other Dodge & Cox Group policies.

Our fund shareholders and investment advisory clients have placed their trust in Dodge & Cox to manage their assets. As an investment adviser, we act as fiduciaries to our clients. This means we owe them both a duty of care and a duty of loyalty. Dodge & Cox has earned a reputation over many years for acting with integrity and maintaining high ethical standards. Reputations are fragile, however, and Dodge & Cox’s reputation can be harmed if any of us fails to act ethically and in the best interests of our clients. We each must hold ourselves to high standards of behavior, regardless of business custom, and strive to avoid even the appearance of impropriety. We all share this responsibility — if you have any doubt whether an action or circumstance is consistent with our standards, raise it.

Please note that Dodge & Cox retains the sole right to administer and interpret all policies within this Code and may change the Code and related policies at any time.

PART 1—STATEMENT OF PRINCIPLES AND STANDARDS OF BUSINESS CONDUCT

Dodge & Cox and Dodge & Cox Funds (the “Dodge & Cox Funds” or the “Funds”) (collectively, the “Dodge & Cox Group”) have adopted this Code of Ethics, which applies to all Access Persons,1 except as noted below in Part 2.

By definition, Access Persons have access to nonpublic information about client investments and/or are in a position to make investment decisions for clients. As an Access Person you must adhere to the following principles and standards:

1)	You have a fiduciary duty to our clients and must avoid taking inappropriate advantage of your position and access to client information;

1 See Annex A for defined terms

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2)

You must keep confidential all information concerning the identity of investment holdings and client information, except as required to comply with applicable law or regulation or as needed to provide agreed upon services to the client;

3)	You must follow all procedures intended to maintain the confidentiality and integrity of the firm’s investment decision-making process;

4)

When effecting personal Securities Transactions, you must (i) comply with this Code, including all disclosure, certification, and pre-clearance requirements; and (ii) avoid abuse of your position of trust and responsibility;

5)	Your conduct should reflect the Dodge & Cox Group’s commitment to honesty and integrity.

Common conflicts of interest and policies intended to avoid those conflicts are discussed in more detail in Part 4. However, it is impossible to anticipate every circumstance which could, in fact or in theory, cause a conflict of interest between any Access Person and the clients of Dodge & Cox. If there is any doubt in your mind as to whether or not a situation creates a possible conflict of interest, you should consult a Code Compliance Officer (listed in Annex B hereto) or the Chief Compliance Officer.

1.1	Compliance with Applicable Law

You are required to comply with applicable law, including federal and state securities laws and related rules. You are expected to comply with the spirit, as well as the letter, of the law; if you are unsure as to how the law may apply, you should discuss with Legal. Accordingly, Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any account managed by Dodge & Cox, including the Dodge & Cox Funds (such account, a “Client Account”):

1)

To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client; to make any untrue statement of a material fact or omit a material fact, in a manner that makes a communication with a client misleading; or to engage in any manipulative practice with respect to a client; or

2)

To engage in any manipulative practice with respect to securities, whether trading for a Dodge & Cox client or for your own account, including price manipulation, which encompasses, but is not limited to, the intentional creation or spreading of false information intended to affect securities prices.

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An Access Person’s oral and written statements, including those made to clients, prospective clients, their representatives, or other media, should be professional, accurate and balanced.

In addition, privacy requirements, anti-money laundering requirements, and other laws and regulations imposed on investment companies and registered investment advisers are applicable to Access Persons. These requirements are covered in compliance bulletins in the Compliance Manual.

1.2	Anti-Money Laundering Policy

You may not engage in any money laundering activity or facilitate any money laundering activity through the use of any Client Account. Any situations giving rise to a suspicion that attempted money laundering may be occurring in any account must be reported immediately to the Access Person’s supervisor. Supervisors who are notified of such a suspicion of money laundering activity must immediately report it in writing to the Anti-Money Laundering Compliance Officer or a Code Compliance Officer. Please see the Dodge & Cox Funds Anti-Money Laundering Program (Compliance Bulletin 28) for further information.

1.3	Involvement in Criminal Matters or Investment-Related Civil Proceedings

You must notify the Compliance Department, as soon as reasonably practical, if you are arrested, arraigned, indicted, or plead no contest to any criminal offense (other than minor traffic or similar violations), or if you are named as a defendant in any investment-related civil proceedings or any administrative or disciplinary action. Access Persons who hold FINRA registrations are subject to additional notification and disclosure obligations as outlined in the Requirements for Registered Representative and Registered Principals (Compliance Bulletin 55-A).

1.4	Reporting Violations and Consequences of Non-Compliance

All Access Persons must report violations of the Code promptly to the CCO or a Code Compliance Officer, who will then report the violation(s) to the CCO. All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code on an anonymous basis as described in the Dodge & Cox Whistleblowing Policy (Compliance Bulletin 44). No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

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Compliance with the letter and intent of the Code is essential. Any violation of the Code, including engaging in a prohibited Securities Transaction or failing to pre-clear Securities Transactions or to file required reports, may result in disciplinary action, potentially including termination of employment.

We note that a violation of the Code does not necessarily constitute a violation of the law. Isolated or inadvertent violations of the Code not resulting in a violation of law will be referred to a Code Compliance Officer and the Chief Compliance Officer and/or management personnel, and disciplinary action commensurate with the violation, if warranted, will be imposed. Depending on the nature of the violation, an Access Person may be required to reverse a trade and/or disgorge profits to a charity approved by Dodge & Cox. A pattern of violations which individually do not violate the law or the Code, but which taken together demonstrate a lack of respect for the law and/or the Dodge & Cox Group’s Code, may result in the imposition of more severe sanctions, which may include termination of employment. An intentional violation of the Code resulting in a material violation of the law will result in disciplinary action that may include, but not necessarily be limited to, termination of employment or referral of the matter to the appropriate regulatory agency or authority for civil and/or criminal investigation.

1.5	Waivers/Exceptions

A waiver of any provision of the Code may be granted by the Chief Compliance Officer (or her delegate) or the General Counsel (or her delegate).

PART 2—APPLICABILITY

The Code applies to all Access Persons, except that Independent Fund Trustees and Temporary Workers are exempt from portions of the Code as described below:

●

Independent Fund Trustees, while considered Access Persons of the Dodge & Cox Funds, generally do not have access to current information regarding the purchase and sale of Securities. Therefore, Independent Fund Trustees are exempt from the requirements under the Code except for Part 1, Part 3.2(a) (i and ii), and Part 6.1. In addition, if an Independent Fund Trustee executes a Securities Transaction in a Personal Account knowing that the Reportable Security in question was purchased or sold or under consideration for purchase or sale by a Fund during the fifteen (15) day period before or after the Independent Fund Trustee’s Securities Transaction, the Independent Fund Trustee must notify the Funds’ Chief

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Compliance Officer and will be required to make a quarterly certification with respect to their Personal Accounts for the quarter in question.

●

Temporary Workers, while generally considered Access Persons, are exempt from Part 4 (Gifts and Business Entertainment), Part 5.3(c) (Outside Business Activity), and Part 5.4(a) (Referrals/Brokerage – requirement to report an Immediate Family member employed by a brokerage firm).

Additionally, Dodge & Cox Access Persons who are Registered Representatives of the Funds’ principal underwriter are subject to additional obligations as outlined in Compliance Bulletin 55-A.

As noted above in section 1.5, a waiver of any provision of the Code may be granted by the Chief Compliance Officer (or her delegate) or the General Counsel (or her delegate).

PART 3—PERSONAL TRADING POLICY

See Annex A for defined terms and Annex C for a summary of personal trading rules.

You are encouraged to choose investments for your Personal Accounts in keeping with a long-term investment horizon. You should manage your personal investments in such a manner that overseeing those investments does not distract you from your job responsibilities.

This section describes the firm’s policies relating to personal investing and trading. Section 3.1 identifies people and accounts that are covered by the Code. Section 3.2 describes transactions and practices that are prohibited or restricted. Section 3.3 explains certain disclosure and periodic certification requirements relating to Reportable Accounts. Section 3.4 sets forth the types of investments for which you must obtain prior approval (“pre-clearance”).

3.1	Who and What Is Covered by the Personal Trading Policy and How Does It Work?

The Personal Trading Policy covers all Access Persons and all of your Personal Accounts and Securities Transactions, including Personal Accounts in which you have a Beneficial Interest and any direct or indirect influence or control. Accounts and Securities Transactions by or for the account of your spouse or any other Immediate Family member who has lived in your home for six or more months out of a recent twelve-month period are covered by and subject to the Code. Personal Accounts and Securities Transactions in which you have any

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Beneficial Interest are also subject to the Code, including disclosure, reporting and pre-clearance requirements. For example, if you invest in a corporation or other entity that invests in Reportable Securities, that entity’s Securities Transactions are considered yours if you control the entity or have or share control over its investments. Similarly, Securities Transactions of a trust or foundation of which you are a trustee, settlor, or beneficiary are considered yours if you have investment control of its assets. If it is not clear whether a particular account or Securities Transaction is covered, please ask a Code Compliance Officer for guidance.

Certain Personal Accounts and Reportable Securities, as described below, are not subject to all of the requirements of the Personal Trading Policy. However, unless you are certain that an account or transaction is exempt, you should discuss your situation with a Code Compliance Officer or assume it is required to be disclosed and pre-cleared.

3.2	Prohibited Transactions and Restrictions on Personal Trading

(a)

You are prohibited from engaging in transactions in securities on the Restricted List. The Restricted List includes any security which is or has recently been under Active Consideration by Dodge & Cox, has been on our Buy List for less than seven days, has an open order on the trading desk, or for which we potentially possess material non-public information. In addition to transactions in securities on the Restricted List, the following types of transactions are prohibited:

i.	Front-running.

You may not front-run any trade of a Fund or Client Account. The term “front-run” is generally defined as trading on the basis of non-public information regarding an imminent Securities Transaction for a Fund or client to profit from or avoid losses caused by changes in market prices resulting from a Fund or client transaction.

ii.	Trading Ahead of or Parallel to a Fund or Client Account.[2]

You may not (i) purchase a Reportable Security if you currently intend, or know of the Dodge & Cox Group’s current intention, to purchase that

2 In addition to prohibiting trading in securities that are on the Restricted List, this section is also intended to capture ad hoc transactions in securities due to cash flows, account rebalancing, etc. These trades are at the discretion of an individual portfolio manager or investment committee member (in the case of the Funds) and are generally not known in advance. This provision prohibits a portfolio manager or investment committee member from purchasing a security in his/her personal account when he/she also intends to purchase that same security in a client account and/or Fund.

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Reportable Security or a Related Reportable Security on behalf of a Fund or client; or (ii) sell a Reportable Security if you currently intend, or know the Dodge & Cox Group’s current intention, to sell that Reportable Security or a Related Reportable Security on behalf of a Fund or client. Similarly, you may not buy a Reportable Security if you know that the same or a Related Reportable Security is being bought by a Fund or Client Account, or sell a Reportable Security if you know that a Fund or Client Account is selling the same or a Related Reportable Security.

iii.	Securities Sold in an Initial Public Offering.

You may not buy Reportable Securities in any initial public offering or a secondary public offering by an issuer.

iv.	Investment Clubs.

Participation in investment clubs is generally not permitted.

v.	Large Positions in Registered Investment Companies.

You may not own five percent or more (aggregating all Personal Accounts) of the outstanding voting securities of any registered investment company, including any of the Dodge & Cox Funds. This prohibition does not apply to money market funds or to pre-approved positions in any of the Dodge & Cox Funds or the Dodge & Cox Worldwide Funds.

vi.	Short-Selling.

You are prohibited from selling any Reportable Security that you do not own or otherwise engaging in “short-selling” activities. Investments in mutual funds and private funds that engage in short-selling activity are permitted.

(b)	The following transactions are subject to certain restrictions or conditions.

i.	Limit on trades per quarter.

Access Persons are limited to fifteen (15) pre-cleared transactions per quarter (excluding transactions involving gifts of securities to a charity). Requests for preclearance of trades that exceed this limit will be denied.

ii.	Purchases.

Requests to purchase securities will be denied if the security is on the Restricted List.

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iii.	Sales.

Except as described below, requests to sell a Reportable Security will be denied if the Reportable Security is held by one or more of the Dodge & Cox Funds (a “Buy List Security”).

●

Access Persons may execute one De Minimis sale transaction[3] per Buy List Security in any calendar month, so long as the Reportable Security is not on the Restricted List. No more than ten (10) De Minimis trades are allowed per calendar year.

●

If an investment committee has recently decided to trim a position in a Buy List Security, Access Persons who are not investment committee members or research analysts will be permitted to reduce their personal positions by up to 25% during the ninety (90) day period following the completion date of the trim.

●

Investment committee members and research analysts may be permitted to sell up to 25% of their position in a Buy List Security after completing a Request for a Non-De Minimis Sale of a Buy List Security form and presenting the rationale for the sale to all relevant investment committees and receiving approval to sell from every available member of such committee(s).

●

In the absence of an investment committee decision to trim a position in a Buy List Security, an Access Person may be permitted to sell up to 25% of their position in a Buy List Security after completing a Request for a Non-De Minimis Sale of a Buy List Security form and presenting the rationale for the sale to all relevant investment committees and receiving approval to sell from every available member of such committee(s).

●

If you or an Immediate Family member living in your household have a significant position in stock of a public company received as part of a current or former compensation package, you may be permitted to sell shares of the company for diversification purposes, even if the company is a Buy List Security. Such situations must be approved by a Code Compliance Officer and a Pre-Clearance Officer prior to execution.

3 A “De Minimis” sale transaction is a sale of $10,000 of a security or less in a single day.

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iv.	Charitable Gifts.

Subject to pre-clearance, Access Persons may generally gift securities to a recognized “501(c)(3)” charity without limitation. The pre- clearance request for a gift must be approved before the order is submitted to the broker.

v.	Limit Orders and “Good ‘Til Canceled” Orders.

Same-day limit, stop, and stop-limit orders are permitted. You are, however, prohibited from placing a good ‘til canceled (GTC) limit order for securities that require pre-clearance.

vi.	Short-Term Trading.

Except as described below, you cannot engage in short-term securities trading. Short-term trading is defined as the purchase and sale (or the sale and subsequent repurchase) of the same (or an equivalent) Reportable Security within sixty (60) calendar days, using the last in, first out (LIFO) methodology. The short-term trading restriction does not apply to:

●	Securities exempt from the Code’s pre-clearance requirements.

●	Automatic investment plans, automatic withdrawal plans, and professionally managed accounts.

●	Gifts of securities to charitable organizations.

●	The exercise of employer stock options to purchase employer stock and the subsequent sale.

●	Investments in futures, forwards, and options contracts (to the extent such investments are permitted) will generally be exempt from the short-term trading restriction.

●

Short-term trades designed to realize gains or losses for tax purposes (i.e., double ups). Double ups are an investing strategy that allows a person to realize a gain or loss on a specific investment while maintaining exposure to the investment.

○

To realize a gain, when pre-clearing the buy transaction for a double up, you must indicate that the purchase is for tax purposes and you intend to sell the shares to realize a gain. The pre-clearance request for the sale transaction should be submitted immediately after the buy. Both the buy and the sale transaction should be completed on the same day when realizing a gain.

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○

To realize a loss, when pre-clearing the buy transaction, you must indicate that the purchase is for tax purposes and that you intend to sell after thirty-one (31) days. When pre-clearing the sale transaction, you must indicate that the sale is to realize a loss for tax purposes. The date of the corresponding buy transaction should also be noted.

○

After the double-up transactions, your final holdings should be the same as, or very close to your original holdings and should not be less than the original holding. All other provisions of the Code must also be satisfied, including applicable pre- clearance requirements.

While investments in Dodge & Cox Fund shares are not subject to the sixty (60) day short-term trading restriction, they are subject to the Funds’ policies against excessive trading, applicable to all Dodge & Cox Fund shareholders as disclosed in the Fund’s current prospectus.

vii.	Interests in Partnerships and Private Placements/Limited Offerings.[4]

You cannot acquire limited partnership interests or private placements unless you obtain prior approval from a Pre-Clearance Officer and Code Compliance Officer following submission of a Schedule C: Investments in Partnerships and Private Placements form. Limited partnerships or limited liability companies formed for the sole purpose of purchasing residential real estate do not require pre-approval and are not required to be reported. Once the investment is approved, additional capital contributions are not required to be pre-cleared or reported unless there has been a material change in the nature of the business or you are being asked to approve a specific investment. You do not have to pre-clear sales of these investments, however, complete sales (i.e. selling out of the position) must be reported to Compliance on a timely basis. Under normal circumstances, investments with short-term investment horizons are discouraged.

viii.	Lending Cooperatives, Cryptocurrencies, and Digital Tokens.

You cannot acquire interests in lending cooperatives, cryptocurrencies (other than those listed in Schedule D: Investments in Lending Cooperatives and Transactions in Cryptocurrencies and Digital Tokens form), or digital tokens unless you obtain prior approval from a

4 An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933.

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Pre-Clearance Officer and Code Compliance Officer following submission of a Schedule D form. Once an investment in a lending cooperative, cryptocurrency, or digital token is approved, additional purchases in the same lending cooperative, cryptocurrency, or digital token are not required to be pre-cleared or reported. Sales of cryptocurrencies (other than those listed in the Schedule D form) and digital tokens, however, require prior approval and submission of a Schedule D5 form. Approval for sales of digital tokens that have not been registered under applicable securities laws will only be granted if the Access Person can demonstrate that the digital token is exempt from registration. Cryptocurrencies that require pre-clearance are subject to the short-term trading restrictions.

ix.	Forwards, Futures, Options, Rights, and Warrants.

Investing in forward contracts, futures contracts, options, rights, and warrants is not permitted, other than the following:

●	You are permitted to enter into, acquire, or sell currency forwards and futures contracts and U.S. Treasury forwards and futures contracts.

●

You are also permitted to purchase and sell futures, forwards, and options that track a broad-based index (including futures, forwards, and options on ETFs that track broad-based indices) or commodities.

●	For any rights or warrants received as part of a corporate action, you are permitted to exercise or sell the rights or warrants, subject to pre-clearance rules.

3.3	Required Certifications and Disclosures

In order to monitor compliance with the Code and various regulatory requirements, the Compliance Department must receive periodic information about all Reportable Accounts, holdings in Reportable Securities, and reportable Securities Transactions. Therefore, Access Persons are required to provide to the Compliance Department, within thirty (30) days after quarter end, copies of confirmations of all reportable Securities Transactions and/or copies of statements for all Reportable

5 The SEC has concluded that digital tokens that were issued for the purpose of raising funds for projects may be deemed to be securities that must be registered with the SEC or eligible for an exemption from registration. The UK Financial Conduct Authority has reached similar conclusions, and state securities laws may also be implicated. The sale of such digital tokens that have not been registered may be a violation of securities laws.

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Accounts for that quarter. This requirement can be satisfied if your broker provides electronic trade confirmations and statements directly to Dodge & Cox. Statements from employer retirement accounts (other than Dodge & Cox) or stock option plans that hold Reportable Securities must also be provided.

All Securities Transactions and holdings information will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with applicable law or requests for information from government agencies.

(a)	Disclosure and Certification of Reportable Accounts and Holdings.

Within ten (10) days of joining the firm or otherwise becoming an Access Person, you must provide the Compliance Department with information about your current Reportable Accounts and holdings in Reportable Securities, including for each Reportable Account a recent brokerage or custodian statement issued by a broker/dealer or bank reflecting holdings in Reportable Securities as of your start date (or the date you became an Access Person). Initial holdings reports must be current as of a date no more than forty-five (45) days prior to the date you became an access person and must include any holdings of the Dodge & Cox Funds.

In addition, the Code requires all Access Persons and their Immediate Family members to enroll all Reportable Accounts in automated broker feeds where available. To comply with this aspect of the Code, Access Persons and their Immediate Family members are required to provide consent when requested to relevant broker dealers and intermediaries.

Thereafter, any new Reportable Account opened is subject to prompt disclosure; individuals with FINRA registrations have additional pre-approval requirements for new Reportable Accounts as indicated in Compliance Bulletin 55-A. All Access Persons, within ten (10) days of opening a new Reportable Account with a registered broker/dealer or a bank, and prior to commencing trading in the account, must:

●	Notify the Compliance Department, in writing, by completing a Schedule A: Notification of Brokerage Account Opening form; and

●

Notify the institution with which the account is opened of your association with Dodge & Cox and request that the institution send to the attention of the Compliance Department at Dodge & Cox, duplicate copies of trade confirmations and statements for all

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Securities Transactions (the Compliance Department will provide assistance with this process).

For any account or security that becomes a Reportable Account or Reportable Security (for example, the account of a new spouse or domestic partner), you must also comply within ten (10) days with the conditions above.

All new brokerage accounts must be opened with one of the brokers listed in Annex C.

Exceptions to the above may be granted in limited circumstances and require the Access Person to complete a Broker Exception form and submit the form to Compliance before opening the account.

Peer-to-Peer payment platforms that allow securities trading (such as Cash app) are not approved brokers.

You must complete an initial Code of Ethics certification in the Code of Ethics System no later than ten (10) days after becoming an Access Person, confirming that you have disclosed all Reportable Accounts and holdings in Reportable Securities. Thereafter, you must certify through the Code of Ethics System no later than thirty (30) days after the end of each quarter that all Reportable Accounts covered under the Code have been reported and enrolled for automated broker-feed reporting, as applicable. Additionally, you must certify no later than thirty (30) days after the end of each year that all holdings in Reportable Securities covered under the Code have been reported and are current as of a date no more than forty-five (45) days prior to the report being submitted. It is your responsibility to ensure that the information contained in your certifications is complete and accurate.

(b)	Disclosure and Certification of Reportable Transactions.

You are required to separately report and certify your reportable Securities Transactions within thirty (30) calendar days after the end of each calendar quarter. Such information is typically contained in a brokerage account statement or is received in an electronic format from the broker. Each Access Person is responsible for ensuring that all reportable Securities Transactions are included in the quarterly certification of transactions.

Transactions effected pursuant to an automatic investment plan (including dividend reinvestments) or corporate actions that are applicable to all similar

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security holders (including stock splits, stock dividends, mergers, and tender offers) are not required to be reported on your quarterly transaction report.

(c)	Professionally Managed Accounts

If you have an account over which an independent professional money manager exercises sole discretion, you must disclose the existence of this account and meet the following conditions to avoid subjecting the account to preclearance requirements. An independent professional money manager is a money manager who does not have a personal relationship with you and is not an Immediate Family member. In addition, you must not have any direct or indirect influence or control over the account, including:

●	Suggesting the manager make any purchase or sale of an investment in the account;

●	Directing, or otherwise instructing, the manager to make any purchase or sale of an investment in the account; or

●	Consulting with the manager as to the particular allocation of investments to be made in the account (beyond establishing and updating investment guidelines for the account).

Before concluding that a Personal Account is managed by an independent professional money manager, Access Persons must submit a Schedule B: Professionally Managed Account Request form to a Code Compliance Officer along with the appropriate supporting documentation (e.g., a copy of the managed account agreement) for approval. If approved, you must arrange for quarterly statements to be submitted to the Compliance Department, but you do not need to pre-clear or make certifications (as described in Parts 3.4(a) and 3.4(b)) with respect to Securities Transactions in this account. Thereafter, you must certify on an annual basis that you did not exercise any direct or indirect influence or control over the account. New accounts that are opened under the same management agreement do not require pre-clearance, but you must submit documentation that the new account falls under the same agreement, and the account must be reported within ten (10) days of opening. Exercising influence or control over an account that you have received approval to treat as a professionally managed account would be a violation of the Code.

For the avoidance of doubt, Access Persons must file a Schedule B form and receive approval prior to opening an account managed by a robo-advisor, including

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those that only invest in ETFs, if the Access Person would like to request that such account be treated as a professionally managed account.

3.4	Prior Approval (“Pre-Clearance”) of Securities Transactions

The pre-clearance process and related restrictions seek to prevent insider trading and other types of prohibited transactions and improper trading behavior described in the Code, reduce conflicts of interest and ensure that our clients have first access to our investment ideas. Pre-clearance requirements do not apply to any Personal Account managed by Dodge & Cox.

(a)	What Securities Transactions Need to Be Pre-Cleared?

Generally speaking, all Securities Transactions in Reportable Securities must be pre-cleared and reported, except for those specifically mentioned in Part 3.4(b) and exempt securities specifically mentioned in Annex A. A non-exhaustive list of security types requiring pre-clearance and reporting includes:

●	Common Stocks;

●	Corporate Bonds;

●	Preferred Stocks;

●	Municipal Bonds;

●	Private Placements;

●	Real Estate Investment Trusts (REITs);

●	Partnerships (excluding real estate partnerships formed for the sole purpose of purchasing residential real estate);

●	Gifts of Securities in all security types that require pre-clearance;

●	Employer stock options prior to being exercised;

●	Discretionary sales of securities in an employer-sponsored retirement plan or an employee stock ownership plan in all Reportable Security types that require pre-clearance;

●	Initial investment in microfinance or other lending cooperatives such as Kiva, Lending Club, or similar ventures;

●	“Initial coin offerings” or “tokens” (collectively, “digital tokens”) and cryptocurrencies other than those listed in the Schedule D form;

●	Purchase or sale of investments in structured notes or buffered coupons that are linked to an Index; and

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●	Purchases, sales, and gifts of exchange traded funds (ETFs) that track a single security (Single-Stock ETFs).

(b)	What Securities Transactions Are Not Required to Be Pre-Cleared but Must Be Reported on a Transaction Report?

●	Closed-end funds;

●	Purchases, sales, and gifts of ETFs;[6]

●	Purchases, sales, and gifts of broad-based index futures, forwards, and options (including futures and options on ETFs that invest in broad-based indices);

●	Purchases, sales, and gifts of Dodge & Cox Funds (including UGMA/UTMA account Securities Transactions);

●	Gifts of Reportable Securities received by an Access Person;

●

Margin Calls—sales out of a brokerage account as a result of a bona fide margin call, provided that withdrawal of collateral by the Access Person within the ten (10) days prior to the margin call was not a contributing factor to the margin call.

(c)	How Do I Pre-Clear a Trade and How Long Does Pre-Clearance Last?

All trades in Reportable Securities with the exception of Securities mentioned in Part 3.4(b) and partnerships, private placements/limited offerings, lending cooperatives, and cryptocurrencies/digital tokens must be submitted through the Code of Ethics System.

With the exception of charitable gifts, pre-clearance approvals for trades submitted through the Code of Ethics System expires on the same day it is obtained (the approval is valid until the U.S. markets close). However, trades in Reportable Securities listed on Asian or European stock exchanges may be executed within one (1) business day after pre-clearance is obtained. If you have not executed your Securities Transaction within this period, you must submit your pre-clearance request again. A pre-clearance request may be extended in special circumstances.

6 Except for Single-Stock ETFs, which are required to be pre-cleared.

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In the case of partnerships and private placements/limited offerings, you must complete a Schedule C form and the transaction must be completed within ninety (90) days of receiving approval. In the case of lending cooperatives and cryptocurrencies/digital tokens, you must complete a Schedule D form and the transaction must be completed within ninety (90) days of receiving approval. In the case of single-stock ETFs, you must complete a Schedule E: Checklist for Investments in Single-Stock ETFs form and the transaction must be completed on the same day the transaction is approved.

PART 4—GIFTS AND BUSINESS ENTERTAINMENT

4.1	General

The personal interests of Access Persons should not interfere with their responsibilities to Dodge & Cox and its clients. Access Persons should not accept or solicit anything of value that is intended or designed to cause, or would be reasonably judged to have the likely effect of causing, such Access Person to act in a manner that is inconsistent with the best interest of Dodge & Cox clients. Similarly, Access Persons should not directly (or indirectly) offer (or pay for) gifts, favors, entertainment, or anything of value that could be viewed as excessive or aimed at influencing decision-making or making a client or potential client (including a U.S. or foreign government official) feel obligated to the firm. Gifts and business entertainment, given or received, must not be preconditioned on the achievement of a sales target. Additionally, you may not give or receive Cash7 or Cash Equivalent8 gifts. This section should be construed in accordance with, and all actions taken pursuant refer to, Dodge & Cox’s Anti-Corruption Policy (Compliance Bulletin 4), the U.S. Foreign Corrupt Practices Act, and the UK Bribery Act 2010. If you have any questions as to the application of the gift and business entertainment policy, including any question about the propriety of giving or keeping a gift or attending an event, please see a member of the Legal or Compliance Department.

4.2	Gifts

Any Access Person who receives a non-perishable gift worth more than a nominal value ($175 or more) in connection with their employment at or work with Dodge & Cox from any broker/dealer, consultant, bank, corporation, or other supplier of

7 “Cash” is defined as currency or coin of the United States or another country or cryptocurrency.

8 “Cash Equivalent” is defined as traveler’s checks, bank checks, money orders, cashier’s checks, gift cards, and gift certificates that can be exchanged for cash or used to pay bills.

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goods or services to Dodge & Cox or Client Accounts or from any client of Dodge & Cox or from a client’s estate, shall promptly turn over the gift to the Compliance Department. The value of all gifts received by an Access Person from a single source over the course of a calendar year must be aggregated. Therefore, even gifts valued at less than $175 should be turned over to the Compliance Department if the aggregate value of all gifts received by an Access Person from the same source exceeds $175 per year. Promotional or company logo items valued at less than $50 are not subject to the $175 limit. Perishable gifts shall be placed in a communal area to be shared with the firm. Individuals holding FINRA registrations are subject to different requirements for gifts valued at $100 or more and should refer to Compliance Bulletin 55-A.

Similarly, no Access Person may give or offer any gift that exceeds the above limits, directly or indirectly, to a single person or entity named above, including government officials and employees of state-owned enterprises as defined in Dodge & Cox’s Anti-Corruption Policy. Gifts of tickets to sporting and other events are discussed separately below.

Regardless of the value of the gift, you may not give a gift in direct exchange or as an inducement for business or some other improper benefit or advantage from the recipient. This applies regardless of whether the intended recipient is a private individual or entity, or whether it is a government official, government agency, or state-owned enterprise.

The gift policy does not apply to personal gifts that Access Persons may receive from or give to friends or family who happen to work in the financial services business, provided the gift is based on your personal relationship and is not made in connection with the Access Person’s employment at or work with Dodge & Cox. Additionally, the gift policy does not apply to bereavement gifts or gifts in connection with infrequent life events (i.e. wedding or congratulatory gifts for the birth of a child) that are customary and reasonable.

Please see a member of the Legal or Compliance Department if you have any question(s) about keeping a gift you receive or giving a gift.

4.3	Business Entertainment

The term “business entertainment” means entertainment in the form of any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity, or event of like nature or purpose, as well as any transportation and/or lodging accompanying or related to such activity or event provided to or received from any broker/dealer, consultant, bank, corporation, client of Dodge & Cox or from

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a client’s estate, government officials/employees of state-owned enterprises (as defined in Dodge & Cox’s Anti-Corruption Policy) or other supplier of goods or services to Dodge & Cox or Client Accounts. If the host providing access to the entertainment is not present either in person or virtually, the event is a gift and subject to the gift policy detailed above. “Lavish or extensive” business entertainment, while not bound by a specific dollar limit, includes entertainment that would likely cause an Access Person to feel compelled to act in a manner inconsistent with the best interest of Dodge & Cox and its clients. Business entertainment valued at over $1000 per person per event must be pre-cleared, except that entertainment available to all attendees at a conference will not require pre-clearance.

Access persons are required to pre-clear through the Code of Ethics System business entertainment greater than $1000 per person per event. If you are unsure if the value of the business entertainment being offered exceeds $1000, please see a member of the Legal or Compliance Department named in Annex B.

Individuals holding FINRA registrations are subject to additional requirements and should refer to Compliance Bulletin 55A.

Access Persons may not accept any lavish or extensive business entertainment from any broker/dealer, consultant, bank, corporation, client of Dodge & Cox or from a client’s estate, government officials/employees of state-owned enterprises (as defined in Dodge & Cox’s Anti-Corruption Policy) or other supplier of goods or services to Dodge & Cox or Client Accounts. Similarly, you may not give or offer any lavish or extensive business entertainment to the persons or entities named above. In addition, you may not allow any of the persons or entities named above to pay for the costs of any personal guests you bring to a business entertainment event without preclearing prior to attending. Otherwise, you must pay for your personal guest’s portion of the entertainment. Transportation that is incidental to a business entertainment event may be accepted, but should not be lavish or extensive and must be reasonable under the circumstances. Complimentary airfare and lodging may not be accepted without pre-clearance obtained by submitting a Complimentary Lodging or Airfare Request form.

Regardless of the value of the entertainment, you may not entertain someone for an improper benefit or to gain an unfair advantage from the recipient. This applies regardless of whether the intended recipient is a private individual or entity, or whether it is a government official, government agency, or state-owned enterprise. In addition, entertainment activity must be consistent with good business practices

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and Dodge & Cox’s Mission and Values Statements. All business entertainment must be in accordance with this policy as well as Dodge & Cox’s Anti-Corruption Policy.

From time to time, Access Persons are offered complimentary tickets to sporting and other events, primarily by broker/dealers or vendors with whom Dodge & Cox does business. Complimentary tickets that do not constitute “lavish or extensive” business entertainment may be accepted if a representative of the offering broker/dealer, service provider or vendor is also in attendance. Access Persons need to receive approval from their manager and pre-clear the acceptance of complimentary tickets by submitting a Ticket Request form. The giving of complimentary tickets to sporting and other events by Access Persons must also be in accordance with the Dodge & Cox Anti-Corruption Policy.

Access Persons are required to pre-clear through the Code of Ethics System business entertainment greater than $1000 per person per event.

Access Persons should be sensitive to the appearance of impropriety with respect to the giving or receiving of any gift or business entertainment. If you have any questions as to the application of the gift and business entertainment policy, including any question about the propriety of keeping a gift you receive or attending an event, please see a member of the Legal or Compliance Department.

PART 5—CONFLICTS OF INTEREST

As a fiduciary, Dodge & Cox has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by avoiding or mitigating conflicts of interest where possible and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

5.1	Conflicts among Client Interests

Conflicts of interest may arise where Dodge & Cox or Access Persons have reason to favor the interests of one client over another client (e.g., funds in which an Access Person has invested, Client Accounts that pay higher fees, or accounts of family or close friends). The Code specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

5.2	Personal Investments

If you are a research analyst, you are required to disclose if you or any Immediate Family member sharing the same household has a Beneficial Interest in a Reportable

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Security that you are recommending for purchase or sale by a Fund or Client Account. This disclosure must be in writing and made before or simultaneously with your recommendation (disclosures are required in all research reports and presentation decks delivered to sector and investment committees). In addition to the disclosure of Beneficial Interest, the Code prohibits investment personnel from recommending, implementing, or considering any Securities Transaction for a client without having disclosed any other material business or personal relationship, or other material interest in the issuer or its affiliates, to a Code Compliance Officer. If the disclosed interest is deemed to present a material conflict, the investment personnel may not participate in any decision-making process regarding the Reportable Securities of that issuer. If you are unsure whether a relationship constitutes a conflict, you should disclose the relationship to a Code Compliance Officer.

A research analyst or investment committee member may not fail to timely recommend an Eligible Investment9 to, or purchase or sell an Eligible Investment for, a Fund or client in order to avoid an actual or apparent conflict with a personal Securities Transaction in that Security.

If an investment opportunity is brought to a research analyst or investment committee member in their capacity as an employee of Dodge & Cox, they must consult with Compliance before entering into the Securities Transaction to confirm that the Dodge & Cox Group does not wish to take advantage of the opportunity.

5.3	Service on a Board of Directors and Other Outside Activities

(a)

Access Persons are prohibited from serving on the board of directors or advisory board of any public or private company, except for boards of charitable organizations or other non-profit organizations. You are required to immediately notify Compliance if you are asked to serve on the Board of a charitable or non- profit organization. If you have direct responsibility for directing the investments of the funds of a charitable or non-profit organization (for example, if you have signing authority on a brokerage account), the investment account will be considered a Reportable Account and the pre-clearance and reporting requirements will apply to such account. If the non-profit organization’s investment committee decides to invest in Buy List Securities, you are required to notify Compliance immediately. If the non-profit organization’s investment committee decides to invest in the Dodge & Cox Funds, you must recuse yourself

9 An “Eligible Investment” is a Reportable Security that is eligible for purchase or sale by Client Accounts or Funds and subject to consideration by an investment committee.

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from any decisions regarding the Dodge & Cox Funds. Appointment as a fiduciary for a relative is exempt from this requirement, although such appointment should be promptly reported. Please contact Compliance if you are unsure if an activity needs to be disclosed.

(b)

Access Persons must notify a Code Compliance Officer if any member of their Immediate Family serves as a director or officer of any publicly held company. Additionally, if the Access Person or a member of their Immediate Family is a director or serves on the advisory board of any for-profit, privately held company, a Code Compliance Officer must be notified immediately if the employee becomes aware that the company will go public or will be acquired within the next twelve (12) months.

(c)

Outside business activity by Access Persons (other than Temporary Workers deemed Access Persons) must be approved by Compliance, Legal, and the Access Person’s manager prior to commencement. Individuals who hold FINRA registrations are subject to additional requirements including pre-approval as indicated in Compliance Bulletin 55-A. Outside business activity is generally considered any employment, consultant, or contract position for which remuneration is received. No outside business activity by Access Persons should interfere with core job responsibilities at Dodge & Cox.

5.4	Other Potential Conflicts

(a)

Referrals/Brokerage—Access Persons are to act in the best interests of Dodge & Cox’s clients regarding execution and other costs paid by clients for brokerage services. Access Persons are to strictly adhere to the firm’s policies and procedures regarding brokerage (including allocation, best execution, soft dollars, prohibitions regarding use of brokerage commissions to finance mutual fund distribution, and directed brokerage). Access persons are required to promptly disclose employment of any Immediate Family members by any brokerage firm. Access Persons must also refrain from undertaking personal investment transactions with the same individual employee at a brokerage firm with whom business is conducted on behalf of Dodge & Cox’s clients.

(b)

Vendors and Suppliers—Access Persons must disclose any personal investment or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the firm. Access Persons with such interests are generally prohibited from negotiating or making decisions regarding Dodge & Cox’s business with those companies.

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(c)

No Transactions with Clients—Access Persons are not permitted to knowingly sell to or purchase from a client any security, except securities issued by the client provided that such securities are purchased in compliance with the Code.

(d)

An Access Person may not place orders for Securities Transactions for any account other than a Client Account (or a Personal Account). If a circumstance should arise under which an individual believes that an exception should be made (e.g., in the case of an ill or elderly relative), they should (i) get written approval from a Code Compliance Officer before placing an order, and (ii) pre-clear and report the Securities Transaction under our standard reporting procedures. Dodge & Cox trading facilities may only be used to place orders on behalf of Client Accounts.

PART 6—CONTINUING RESPONSIBILITIES AND COMPLIANCE EDUCATION PROGRAM

6.1	Ongoing Roles and Responsibilities

Compliance shall validate that Access Persons certify (within the Code of Ethics System or, in the case of Independent Fund Trustees, in response to their annual questionnaire) receipt of a copy of the Code.

The Board of Dodge & Cox and the Board of Trustees of the Dodge & Cox Funds, including a majority of the Independent Fund Trustees, shall approve the Code annually and approve any material changes to the Code within six (6) months based on a certification from Dodge & Cox that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

The Chief Compliance Officer shall submit a written report to the Dodge & Cox Funds Board of Trustees and the Board of Dodge & Cox on issues raised under the Code that:

(a)

Describes issues that arose during the previous quarter under the Code or related procedures applicable to the Dodge & Cox Group, including, but not limited to, information about material Code or procedure violations and sanctions imposed in response to those material violations; and

(b)	Certifies annually to Dodge & Cox Funds’ Board that the Dodge & Cox Group has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

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The Chief Compliance Officer (or her designee) will conduct adequate reviews and audits to monitor compliance with the reporting, pre-clearance, prohibited Securities Transactions and other requirements of the Code.

Senior management will receive periodic reports of personal trading activity to monitor compliance with pre-clearance requirements.

The Chief Compliance Officer will report to senior management regarding the annual review of the Code, including material violations.

Compliance shall keep a copy of all required records in a readily accessible place as required by law and specified in Dodge & Cox’s Record and Document Retention Policy (Compliance Bulletin 61).

6.2	Compliance Education Requirements

As part of the Dodge & Cox Group’s ongoing compliance education program, it has implemented the following procedures:

(a)	Review for New Access Persons.

Compliance shall identify all Access Persons. Each Access Person shall be given a copy of the Code and will be required to read it and acknowledge their receipt of and compliance with the Code via the Code of Ethics System.

(b)	Revisions.

Any revisions of this Code will be distributed to all Access Persons.

(c)	Annual Training and Certification.

Dodge & Cox will conduct an annual compliance training with all Access Persons to review key provisions of the Code and other important compliance matters. Compliance may also conduct additional targeted training with certain personnel to address specific compliance matters. Additionally, Access Persons are required to certify on an annual basis that they have reviewed, understand, and are in compliance with the Code.

CODE OF ETHICS | PAGE 25 OF 32

ANNEX A – DEFINED TERMS

Access Persons include: (i) all officers, directors, trustees and employees of Dodge & Cox and its subsidiaries (including but not limited to Dodge & Cox Worldwide Investments Ltd., Dodge & Cox (Europe) GmbH, and Dodge & Cox Investment Consulting (Shanghai) Co., Ltd.) or the Dodge & Cox Funds, (ii) all resident retired officers who have access to information about investments of a Fund or Client Account, and (iii) certain independent contractors of Dodge & Cox and its subsidiaries who have access to information about investments of a Fund or Client Account (designated as Temporary Workers by Compliance).

Active Consideration: A stock is under active consideration when (i) an analyst communicates to the Director of Research (or their designee) that they are preparing to make a recommendation to a sector committee or investment committee to buy, sell, or change the target weight of a security or (ii) the Director of Research (or their designee) designates a security as a candidate for review. The security is then added to the Restricted List.

Beneficial Interest means the opportunity to directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, profit or share in any profit derived from a Securities Transaction in the subject Reportable Securities. An Access Person is deemed to have a Beneficial Interest in Reportable Securities owned by members of their Immediate Family sharing the same household. Common examples of Beneficial Interest include joint accounts, spousal accounts, UGMA/UTMA accounts, 401(K) and other retirement accounts, employee stock ownership plans, partnerships, trusts and controlling interests in corporations or any account in which the Access Person has investment discretion. Dodge & Cox considers that persons share the same household for purposes of determining Beneficial Interest only if those persons reside together for six or more months of a recent twelve-month period. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Reportable Security should be brought to the attention of the Compliance Department. Such questions will be resolved by reference to the principles set forth in the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

Buy List Security/Securities means any Reportable Security that is held in the Dodge & Cox Funds, with the exception of securities that are not subject to pre-clearance and reporting (e.g. direct obligations of the U.S. government, money market funds, and non-Dodge & Cox open-end mutual funds).

Cash is defined as currency or coin of the United States or another country or cryptocurrency.

Cash Equivalent is defined as traveler’s checks, bank checks, money orders, cashier’s checks, gift cards and gift certificates that can be exchanged for cash or used to pay bills.

Client Account means any Reportable Securities account or portfolio managed or directed by Dodge & Cox including the Dodge & Cox Funds.

CODE OF ETHICS | PAGE 26 OF 32

De Minimis sale transaction is a sale of $10,000 of a security or less in a single day.

Eligible Investment is a Reportable Security that is eligible for purchase or sale by Client Accounts or Funds and subject to consideration by an investment committee.

Immediate Family of an Access Person means any of the following persons: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, registered domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, and sister-in-law, and shall include adoptive relationships.

Independent Fund Trustee means a Trustee of the Dodge & Cox Funds who is not an “interested person” of the Funds under the Investment Company Act of 1940. For purposes of compliance with this Code of Ethics, a Trustee who is an interested person of the Funds but who is not a current employee of Dodge & Cox with access to current trading information shall be considered an Independent Fund Trustee.

Personal Account means any account or portfolio that may contain Reportable Securities in which an Access Person has a Beneficial Interest. This includes any Reportable Securities account over which the Access Person has any direct or indirect influence or control for their own benefit or for the benefit of their spouse or others, as well as any account of the Access Person’s Immediate Family sharing the same household for six or more months out of a recent twelve-month period, whether or not the Access Person has any influence or control over such account. It also includes retirement, pension, deferred compensation, or similar Accounts.

Related Reportable Security means (i) an ADR or GDR on the underlying Reportable Security or any derivative directly tied to the same underlying Reportable Security, including, but not limited to, any swap, option, or warrant to purchase or sell that same underlying Reportable Security or any derivative convertible into or exchangeable for that same underlying Reportable Security and (ii) if the underlying Reportable Security is an equity security, other equity securities of the same issuer as the Reportable Security and any ADR, GDR, or derivative tied to those equity securities.

Reportable Account means a Personal Account for which Securities Transactions are required to be reported under the Code, including non-discretionary accounts. Charitable accounts and donor-advised funds over which an Access Person cannot exercise investment discretion are not considered Reportable Accounts and are not subject to pre-clearance requirements.

Reportable Security/Securities include (but are not necessarily limited to) the following:

●	Stock;

●	Treasury Stock;

●	Preferred Stock;

CODE OF ETHICS | PAGE 27 OF 32

●	Futures and forward contracts;

●	Bonds (including general obligation bonds and other municipal securities);

●	Debentures;

●	Evidence of indebtedness;

●	Certificate of interest or participation in any profit-sharing agreement;

●	Collateral-trust certificate;

●	Pre-organization certificate or subscription;

●	Transferable share;

●	Investment contract;

●	Voting-trust certificate;

●	Certificate of deposit for a security;

●	Fractional undivided interest in oil, gas or other mineral rights;

●	Put, call, straddle, and other options;

●	Privilege on any security including a certificate of deposit;

●	Any group or index of securities including any interest therein or based on the value thereof;

●	Any interest or instrument commonly known as a “security”;

●	Certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing;

●	Limited Partnership (excluding partnerships formed for the sole purpose of purchasing residential real estate);

●	Real Estate Investment Trusts (REITs); and

●	Cryptocurrencies (other than those listed in Schedule D) and so-called “initial coin offerings” or “tokens” (collectively, “digital tokens”).

Reportable Security/Securities does not include the following:

●	Direct obligations of the U.S. government;

●	Money market instruments - bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

●	Shares of money market funds;

●	Shares of non-Dodge & Cox open-end mutual funds;

CODE OF ETHICS | PAGE 28 OF 32

●	Shares issued by unit investment trusts that are invested exclusively in one or more non-Dodge & Cox open-end mutual funds;

●	Currency and U.S. treasury instruments and any derivative contract thereof;

●	Certain cryptocurrency investments listed in Schedule D; or

●	UK NS&I Premium Bonds

Restricted List includes any security which is or has recently been under Active Consideration by Dodge & Cox, has been on our Buy List for less than seven days, has an open order on the trading desk, or for which we potentially possess material non-public information.

Securities Transaction(s) is defined as the purchase sale or gift of any Reportable Security, including those of private companies. A gift of a Reportable Security to a charitable organization or to an individual must be pre-cleared before the order is submitted to the broker and reported. Similarly, the receipt of Reportable Securities by gift or otherwise must be reported. A purchase, redemption or exchange of shares of Dodge & Cox Funds is also deemed to be a Securities Transaction.

Temporary Worker means an independent contractor working with Dodge & Cox who has been determined by Compliance to be an Access Person. All onsite Temporary Workers will generally be considered Access Persons.

U.S. Government Security means any security issued or guaranteed as to principal or interest by the United States or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States or any certificate of deposit for any of the foregoing.

CODE OF ETHICS | PAGE 29 OF 32

ANNEX B

DODGE & COX CODE COMPLIANCE OFFICERS

Roberta R.W. Kameda

Katherine M. Primas

Liz A. Rosenthal

Rosemarie C. Schembri

Sue K. Tam

In their absence:

Hsin Chau

Glen S. Guymon

Erin E. Kennedy

DODGE & COX PRE-CLEARANCE OFFICERS

Philippe Barret, Jr.

Anthony J. Brekke

Hsin Chau

Sophie Chen

Dana M. Emery

Glen S. Guymon

David C. Hoeft

Lucy I. Johns

Roberta R.W. Kameda

Roger G. Kuo

Erin E. Kennedy

Nicholas V. Lockwood

Katherine M. Primas

Raymond J. Mertens

Liz A. Rosenthal

Rosemarie C. Schembri

Sue K. Tam

Robert S. Turley

Steven C. Voorhis

CODE OF ETHICS | PAGE 30 OF 32

ANNEX C

SUMMARY OF RULES FOR PERSONAL TRADING

You Must Pre-clear* and Report:

●	Common Stock, regardless of market cap

●	Voluntary Corporate Actions and Tender Offers

●	Municipal Bonds

●	Preferred Stocks

●	Agency Bonds

●	Corporate Bonds

●	Convertible Bonds

●	Initial investments in Private Placements/Limited Offerings

●	Real Estate Investment Trusts (REITs)
●	Voluntary sales from an Employee Stock Purchase Plan (ESPP)

●	Single-Stock ETFs
●	Exercise of Options from Employee Stock Ownership Plan

●	Initial Investments in Partnerships

●	Gifts of Reportable Securities (excluding ETFs)
●	Employee-initiated trades in Reportable Securities in an Employer-Sponsored Retirement Plan
●	Digital Tokens and initial investments in Cryptocurrencies (other than those listed in Schedule D)

●	Purchase or sale of investments in Structured Notes or Buffered Coupons that are linked to an Index

* Pre-clearance expires the same day it is obtained (U.S. market close is the cut-off). Trades in securities listed on foreign exchanges may be executed within one business day after pre-clearance is obtained.

You Do Not Need to Pre-clear**:

●	Trade activity in the Dodge & Cox Funds

●	Dividend reinvestments

●	Automatic investment plans, systematic withdrawal plans (incl. investments made in employer retirement plans)

●	Securities received as a gift

●	Securities acquired through an Employee Stock Purchase Plan (ESPP)

●	Closed-End Funds

●	Non-voluntary Tender Offers or Corporate Actions
●	Transactions in non-discretionary professionally managed accounts

●	Distributions of Stock from Private Placements/Limited Offerings

●	Sales of Private Placement/Limited Offering holdings

●	Pro-rata distributions

●	ETFs (other than Single-Stock ETFs)
●	Broad-based Index Futures, Forwards and Options (and Options on ETFs that track a broad-based Index or commodities)

**See the Code of Ethics for Reporting Requirements.

Questions? Email: CodeofEthics@dodgeandcox.com

You Do Not Need to Report or Pre-clear:

●	Employer-Sponsored Retirement Plans, if your account does not hold Reportable Securities, and does not have an activated brokerage window
●	Currency Forwards, Currency Futures or U.S. Treasury Futures or Forwards

●	Direct obligations of the U.S. Government (i.e., U.S. Treasuries)
●	Non-Dodge & Cox Open-End Mutual Funds

●	CDs/Money Market Funds

●	Limited Partnerships or Limited Liability Companies formed for the sole purpose of purchasing residential real estate
●	Certain Cryptocurrency investments listed in Schedule D

Good ‘Til Canceled Orders:

●	Not allowed for securities that require preclearance

Prohibited:

●	Short-selling

●	Futures, Forwards, Warrants, and Options (except broad-based Index Futures, Forwards and Options; Currency Forwards, Currency Futures or U.S. Treasury Futures or Forwards)
●	Investment clubs

●	Short-term trading (60 days) for securities that require pre-clearance

●	Initial Public Offerings (IPOs)

Accounts That Must Be Reported:

●	You have a beneficial interest

●	Family members living within the same household (for 6 months or more of a recent 12-month period)
●	You are trustee or have investment discretion or can exercise direct or indirect influence or control
●	529 Plans (where a D&C Fund is an option)
●	Employee Retirement Plans that hold Reportable Securities or have an active brokerage window
●	Any reportable accounts of your spouse or domestic partner within ten days of your wedding or other qualifying event

New Brokerage Accounts:

New brokerage accounts must be with one of the following brokers:

●	SS&C (D&C Funds)

●	Charles Schwab / TD Ameritrade

●	Fidelity

●	Interactive Brokers
●	Merrill Lynch

●	JP Morgan (JP Morgan Chase)

●	Vanguard

●	Wells Fargo Investments

Questions? Email: CodeofEthics@dodgeandcox.com